Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Hudson Holding Corporation and Subsidiaries on Form S-4 of our report dated June 29, 2010, with respect to our audits of the consolidated financial statements of Hudson Holding Corporation and Subsidiaries as of March 31, 2010 and 2009 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, New York
January 31, 2011